Exhibit 99.1

CAPE BANCORP, INC. REPORTS

FIRST QUARTER 2012 RESULTS

Cape May Court House, New Jersey, April 26, 2012 Cape Bancorp, Inc. (“Cape Bancorp” or the “Company”) (NASDAQ: “CBNJ”), the parent company of Cape Bank, announces its operating results for the quarter ended March 31, 2012.

For the quarter ended March 31, 2012, Cape Bancorp reported net income of $1.5 million, or $.12 per common and fully diluted share compared to net income of $8.2 million, or $.67 per common and fully diluted share for the quarter ended March 31, 2011. The 2011 period included the reversal of $7.7 million, or $.62 per share, of the deferred tax asset valuation allowance. Pre-tax income for the quarter ended March 31, 2012 was $2.3 million compared to $824,000 reported for the quarter ended March 31, 2011. The following are significant factors which contributed to the operating results of the comparative quarters:

•

The net interest margin was 3.74% for the quarter ended March 31, 2012, an increase of 25 basis points from the quarter ended December 31, 2011 and a decrease of 4 basis points from the quarter ended March 31, 2011.

•

The loan loss provision for the first quarter of 2012 totaled $673,000 compared to $2.4 million for the quarter ended March 31, 2011 and $4.5 million for the quarter ended December 31, 2011. Loan Charge-offs for the first quarter of 2012 totaled $1.0 million compared to $1.9 million for the quarter ended March 31, 2011 and $6.1 million for the quarter ended December 31, 2011.

•

The first quarter of 2012 included an other-than-temporary-impairment (OTTI) charge of $8,000, compared to an OTTI charge of $211,000 for the quarter ended March 31, 2011 and $1.2 million for the quarter ended December 31, 2011.

•	OREO expenses were $319,000 for the first quarter ended March 31, 2012 compared to $105,000 for the first quarter of 2011 and $1.4 million for the quarter ended December 31, 2011.

•

Loan related expenses (real estate taxes, insurance, legal and other) totaled $677,000 for the quarter ended March 31, 2012 compared to $286,000 for the same period in 2011 and $729,000 for the quarter ended December 31, 2011.

Cape Bancorp’s total assets at March 31, 2012 totaled $1.059 billion, a decrease of $12.1 million from the December 31, 2011 level of $1.071 billion.

Total net loans increased $1.2 million to $717.5 million at March 31, 2012, from $716.3 million at December 31, 2011. This change is the result of an increase in commercial loan activity within all three counties that comprise our market area, and resulted in an increase of $2.8 million. This increase was partially offset by a decrease in mortgage loans of $1.4 million as the Bank sold approximately 32% of originations during the quarter in an effort to manage interest rate risk as well as a small decline in consumer loans of $462,000. The allowance for loan losses totaled 1.69% of gross loans and 47.39% of non-performing loans at March 31, 2012. Additionally, the Company hired three experienced loan originators to leverage our position as a strong residential lender.

At March 31, 2012, the Company had $26.1 million in non-performing loans or 3.57% of total gross loans, a decrease from 3.77% of total gross loans at December 31, 2011, and 5.61% at March 31, 2011. Included in non-performing loans are troubled debt restructurings totaling $623,000 at March 31, 2012 and $405,000 at December 31, 2011, respectively, all of which were performing in accordance with their repayment terms.

Other real estate owned (OREO) decreased $437,000 from $8.4 million at December 31, 2011 to $7.9 million at March 31, 2012, and consisted at March 31, 2012 of fourteen commercial properties and five residential properties. During the quarter ended March 31, 2012, the Company added two commercial properties and nine residential properties, including five residential building lots, to OREO with aggregate carrying values of $564,000 and $562,000, respectively. In addition, three commercial OREO properties and two residential OREO properties with aggregate carrying values totaling $1.5 million were sold during the quarter ended March 31, 2012 with recognized net gains of $37,000.

At March 31, 2012, Cape Bancorp’s core deposits totaled $490.9 million which represented an increase of $10.4 million and $57.2 million from December 31, 2011 and March 31, 2011, respectively. These increases have been the result of successful new business development efforts among local businesses and municipalities and partly due to certificate of deposits balances moving to more liquid accounts. Certificates of deposit declined $21.0 million from December 31, 2011. At March 31, 2012, deposits totaled $764.7 million compared to $774.4 million at December 31, 2011.

Cape Bancorp’s total equity increased to $147.6 million at March 31, 2012 from $145.7 million at December 31, 2011, an increase of $1.9 million, or 1.32%. Tangible equity to tangible assets increased to 12.04% at March 31, 2012 compared to 11.72% at December 31, 2011. Cape Bank’s regulatory capital ratios for Tier I Leverage Ratio, Tier I Risk-Based Capital and Total Risk-Based Capital are 9.48%, 12.86% and 14.11%, respectively, all of which exceed well capitalized status.

Michael D. Devlin, President and Chief Executive Officer of Cape Bancorp and Cape Bank, provided the following statement:

“Management sees the first quarter as a positive sign that the Bank is returning to a more traditional operating mode. Net income reflected core earnings, unaided by tax benefits that bolstered earnings in 2011. We saw growth in the commercial loan portfolio and a solid loan pipeline. The migration of loans to troubled status appears to be slowing and much of the older troubled credits are finally exiting the foreclosure process. The Bank improved capital levels with tangible equity to tangible assets ending the quarter at 12.04%. Core deposits improved over the linked quarter. The net interest margin was 3.74% for the quarter, an increase from the final quarter of 2011. Despite the improvement, management feels that the current interest rate environment will continue to put pressure on net interest margin in 2012.

“The mild weather in the first quarter was a boon to many of our shore related customers. Current reservations for the summer motel/condo market suggest a solid season. All in all, we seem off to a good start.”

SELECTED FINANCIAL DATA

(unaudited)

Cape Bancorp, Inc.

	Three Months Ended
	March 31, 2012	December 31, 2011	March 31, 2011
Statements of Income Data:
Interest income	$11,289	$11,300	$12,112
Interest expense	2,469	2,782	3,026

Net interest income	8,820	8,518	9,086
Provision for loan losses	673	4,534	2,400

Net interest income after provision for loan losses	8,147	3,984	6,686
Non-interest income	1,605	(352)	1,256
Non-interest expense	7,430	8,554	7,118

Income (loss) before income taxes	2,322	(4,922)	824
Income tax expense (benefit)	784	(2,882)	(7,420)

Net income (loss)	$1,538	$(2,040)	$8,244

Basic Earnings (loss) per share[1]	$0.12	$(0.16)	$0.67

Basic Average shares outstanding	12,426,966	12,416,256	12,393,888

Diluted Earnings (loss) per share[1]	$0.12	$(0.16)	$0.67

Diluted Average shares outstanding	12,428,640	12,416,256	12,396,463

Shares outstanding	13,314,111	13,314,111	13,313,521

Statements of Condition Data (Period End):
Investments	$184,156	$190,714	$148,546
Loans, net of allowance	$717,556	$716,341	$764,685
Allowance for loan losses	$12,361	$12,653	$13,032
Total assets	$1,059,036	$1,071,128	$1,061,639
Total deposits	$764,697	$774,403	$760,964
Total borrowings	$139,717	$144,019	$154,238
Total equity	$147,639	$145,719	$141,104

Statements of Condition Data (Average Balance):
Total interest-earning assets	$947,561	$968,613	$974,975
Total interest-bearing liabilities	$831,576	$845,207	$855,066

Operating Ratios:
ROAA	0.58%	-0.76%	3.11%
ROAE	4.18%	-5.56%	24.70%
Yield on Earning Assets	4.79%	4.63%	5.04%
Cost of Interest Bearing Liabilities	1.19%	1.31%	1.44%
Net interest margin	3.74%	3.49%	3.78%
Efficiency ratio	71.87%	78.66%	68.37%

Capital Ratios:
Tier 1 Leverage Ratio	9.48%	9.15%	9.87%
Tier 1 Risk-Based Capital Ratio	12.86%	12.57%	12.35%
Total Risk-Based Capital Ratio	14.11%	13.82%	13.60%
Tangible equity/tangible assets	12.04%	11.72%	11.37%
Book value	$11.09	$10.94	$10.60
Tangible book value	$9.37	$9.22	$8.87
Stock price	$7.98	$7.85	$9.85
Price to book value	71.96%	71.76%	92.92%
Price to tangible book value	85.17%	85.14%	111.05%

Quality Ratios:
Non-performing loans to total gross loans	3.57%	3.77%	5.61%
Non-performing assets to total assets	3.25%	3.38%	4.52%
Texas ratio	25.09%	26.72%	36.59%
Allowance for loan losses to non-performing loans	47.39%	46.10%	29.87%
Allowance for loan losses to total gross loans	1.69%	1.74%	1.68%
Net charge-offs to average loans	0.53%	3.22%	0.97%

[1]	Earnings Per Share calculations use average outstanding shares which include earned ESOP shares.

DELINQUENCY TABLE

(unaudited)

Delinquency Summary

Period Ending	3/31/2012			12/31/2011			3/31/2011
Days	Balances	% total loans	# Loans	Balances	% total loans	# Loans	Balances	% total loans	# Loans
31-59	$3,226,377	0.44%	16	$2,111,666	0.29%	17	$12,846,343	1.65%	29
60-89	1,631,259	0.22%	9	2,130,969	0.29%	8	6,256,928	0.80%	13
90+	25,690,063	3.52%	88	26,407,001	3.62%	98	28,954,332	3.72%	107

Total Delinquency	30,547,699	4.19%	113	30,649,636	4.20%	123	48,057,603	6.18%	149
Non-Accrual Other*	394,783	0.05%	2	1,041,958	0.14%	4	14,678,131	1.89%	12

Total Delinquency and Non-Accrual	$30,942,482	4.24%	115	$31,691,594	4.35%	127	$62,735,734	8.07%	161

Total Loans		$729,916,997			$728,994,167			$777,716,094

Days	CML	IL	ML	CML	IL	ML	CML	IL	ML
31-59	$2,668,889	$126,452	$431,036	$—	$279,338	$1,832,328	$11,557,312	$121,559	$1,167,472
60-89	569,587	34,071	1,027,602	1,362,864	94,675	673,430	5,904,833	98,357	253,738
90+	20,427,311	668,005	4,594,747	21,047,586	683,227	4,676,188	23,766,620	494,725	4,692,987

Total Delinquency	23,665,787	828,528	6,053,385	22,410,450	1,057,240	7,181,946	41,228,765	714,641	6,114,197
Non-Accrual Other*	394,783	—	—	1,041,958	—	—	14,678,131	—	—
Total Delinquency and Non-Accrual by Type	$24,060,570	$828,528	$6,053,385	$23,452,408	$1,057,240	$7,181,946	$55,906,896	$714,641	$6,114,197

Total Loans by Type	$430,286,403	$47,884,116	$251,746,479	$427,483,454	$48,346,112	$253,164,601	$470,686,931	$48,811,487	$258,217,676

% of Total Loans in Type	5.59%	1.73%	2.40%	5.49%	2.19%	2.84%	11.88%	1.46%	2.37%

Total Delinquency and Non-Accrual		$30,942,482	4.24%		$31,691,594	4.35%		$62,735,734	8.07%

*	Non-Accrual Other means loans that are less than 90 days past due, that are classified by management as non-performing.

NOTE: Excluded from the table above are $1.6 million of commercial loans classified as Loans Held for Sale all of which are over 90 days delinquent.

For further information contact Michael D. Devlin, President and Chief Executive Officer or Guy Hackney, Chief Financial Officer, Cape Bancorp: (609) 465-5600.

Forward Looking Statements

This press release discusses primarily historical information. However, certain statements contained herein are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward looking statements are subject to numerous risks, as described in our SEC filings, and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operated, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions, which may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Further information on factors that could affect Cape Bancorp’s financial results can be found in the filings listed below with the Securities and Exchange Commission.

SEC Form	Reported Period	Date filed with SEC
10K	Year ended December 31, 2011	March 14, 2012